Exhibit 23

            Consent of Independent Registered Public Accounting Firm

The Board of Directors
Cascade Financial Corporation:

We consent to incorporation by reference in the registration statement (No. 33-94456) dated July 10, 1995 on Form S-8 and in the registration statements (No. 333-32272 and No. 333-97929) on Form S-8 of Cascade Financial Corporation of our report dated February 28, 2005 relating to the consolidated balance sheet of Cascade Financial Corporation and subsidiaries as of December 31, 2004 and the related consolidated statements of operations, stockholders' equity and comprehensive income, and cash flows for the year ended December 31, 2004, and our report dated April 14, 2005, with respect to Cascade Financial Corporation management's assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, which report is included in this amended annual report on Form 10-K/A of Cascade Financial Corporation for the year ended December 31, 2004.


/s/ Moss Adams LLP

Everett, Washington
April 25, 2005